EXHIBIT 99.1

PRESS RELEASE

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	(212) 838-3777
(732) 296-8400

Senesco Technologies Reports Results of Pre-Clinical Lung Cancer Study in Mice

NEW BRUNSWICK, N.J. (July 14, 2005) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) reported today the results of a mouse cancer study conducted at the University of Waterloo (Ontario, Canada) in which the Company’s proprietary Factor 5A technology was used to treat mice with a type of melanoma that has an affinity for lung tissue which results in metastatic lung tumors.

After three weeks of treatment, the lungs of the treated and untreated mice were compared by weight to assess tumor load.  The mice that received Senesco’s Factor 5A treatment showed an average of 41% reduction in tumor weight relative to the untreated mice.  Additionally, nearly half of the treated mice had lung weights that were statistically comparable to control (healthy) mice that did not have any tumors.  Previously, the Company had shown that Factor 5A induces mouse lung tumors to undergo apoptosis.  These preclinical studies are indicative of Factor 5A’s efficacy to inhibit lung tumor formation and/or growth.

The cancer cell line used to induce metastasis in this study is highly aggressive, and while it targets the lungs, it also causes tumor development in other organs.  This rapid metastasis did not allow the Company’s course of treatment to run long enough to determine effect on longevity.

Dr. John E. Thompson, Senesco’s Executive Vice President of Research and Development commented, “These data are most encouraging in that we are seeing both a significant reduction in average tumor load in all of the treated mice.  In addition, almost half of the treated mice appeared to be nearly tumor free.  These data support our earlier lung cancer findings and represent an important step toward developing further efficacy and longevity studies in our R&D program.”

Pictures of the results can be found at www.senesco.com.

About Senesco Technologies, Inc.

Senesco takes its name from the scientific term for the aging of plant cells: senescence.  The Company has developed technology that regulates cell life.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields and resistance to environmental stress for flowers, fruits and vegetables.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has undertaken preclinical research in certain areas of human health.

Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others.  Senesco partners with leading-edge companies and earns research and development fees for applying its technology to enhance its partners’ products.  Senesco is headquartered in New Brunswick, New Jersey, and utilizes research laboratories at universities and research centers throughout North America.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the success and the timing of the Company’s studies and preclinical trials; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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